One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Douglas R. Jamieson
President & Chief Operating Officer
(914) 921-5020

Kieran Caterina
Acting Co-Chief Financial Officer
(914) 921-5149

For further information please visit
www.gabelli.com

GAMCO Reports First Quarter Earnings
Operating Income Exceeds Prior Year Quarter By 5.5%
Negative Swing in Other Income Crimps Earnings

Rye, New York, May 8, 2008 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced first quarter 2008 earnings of $0.37 per fully diluted share versus $0.67 per fully diluted share in 2007.  Operating income of $25.2 million, or $0.47 per fully diluted share, was 5.5% higher than the $23.9 million, or $0.45 per fully diluted share, in the prior year’s comparable quarter.  Our portfolio of  investments, most of which are marked to market, incurred a $15.9 million, or $0.34 per fully diluted share, drag on earnings from other income.  This masked the near-record level of operating income.  Net income for the first quarter of 2008 was $10.5 million compared to $19.2 million in 2007.

Assets Under Management

Assets Under Management (AUM) were $28.7 billion as of March 31, 2008, 7.5% lower than December 31, 2007 AUM of $31.0 billion and 2.3% below March 31, 2007 AUM of $29.4 billion.  Equity assets under management were $27.3 billion on March 31, 2008, 8.8% less than December 31, 2007 equity assets of $29.9 billion and 5.1% below the $28.7 billion on March 31, 2007.

-
Our open-end equity fund AUM were $9.5 billion on March 31, 2008, a 3.2% decline from $9.8 billion on December 31, 2007 while 6.8% higher than the $8.9 billion on March 31, 2007. During the quarter we had positive inflows of $104 million.  This does not include the Enterprise Mergers and Acquisitions Fund, a $400 million fund where Gabelli Funds, LLC was appointed the investment adviser to the fund on March 11, 2008.

-	Our closed-end equity funds had AUM of $5.8 billion on March 31, 2008, down 9.1% from $6.3 billion on December 31, 2007 and 6.9% from the $6.2 billion on March 31, 2007.

-
Our institutional and private wealth management business ended the quarter with $11.6 billion in separately managed accounts, a drop of 12.6% compared to $13.3 billion on December 31, 2007 and 12.1% lower than the $13.2 billion on March 31, 2007. The adoption of the investment advisory agreement of the Enterprise Mergers and Acquisitions Fund by Gabelli Funds, LLC, resulting in the reclassification of these assets from institutional sub-advisory to mutual fund advisory, accounted for $0.4 billion of the three month difference. On a pro-forma basis, the assets would have been down 8.6% in the quarter from $12.7 billion at year end and down 7.0% from the adjusted year ago quarter-end of $12.5 billion.

-	Our Investment Partnerships AUM were $396 million on March 31, 2008 versus $460 million on December 31, 2007 and $477 million on March 31, 2007.

-	Fixed income AUM were $1.4 billion on March 31, 2008 surging 26.3% from the $1.1 billion on December 31, 2007 and rising 126.1% over the $0.6 billion on March 31, 2007.

-
We receive incentive and fulcrum fees for our investment partnership assets, certain institutional client assets as well as preferred issues for our closed-end funds.  As of March 31, 2008, incentive and fulcrum fee assets were $3.3 billion, a decrease of 7.2% versus $3.5 billion on December 31, 2007 and 5.3% below $3.5 billion on March 31, 2007.

First Quarter Revenues

Investment advisory fees for the first quarter 2008 were $56.8 million, slightly above the 2007 comparative figure of $56.6 million:

-	Open-end mutual funds revenues grew by 10.4% to $23.6 million from $21.4 million in first quarter 2007 primarily due to higher average AUM.

-	Our closed-end funds revenues fell 2.3% to $11.5 million in the first quarter 2008 from $11.8 million in 2007 primarily due to decreased average AUM.

-
Institutional and high net worth separate accounts revenues, whose revenues are based upon prior quarter-end AUM, decreased 3.5% to $20.9 million from $21.6 million in first quarter 2007 primarily due to incentive fees. Excluding the impact of the lower performance-related fees of $1.3 million, revenues increased 2.7%.

-	Investment Partnership revenues declined $0.9 million or 54.9% below revenues from $1.7 million in 2007. This decline was primarily due to both decreased incentive fees and AUM.

Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $3.3 million in the first quarter 2008, down 19.0% from the prior year.  The decrease was primarily due to a decline in share volume, slightly offset by an increase in average revenue earned per share traded.

Mutual fund distribution fees and other income were $6.4 million for the first quarter 2008, an increase of $0.4 million, or 7.0%, from $6.0 million in first quarter 2007.

Operating Margin

For the first quarter 2008, the operating margin before management fee was 37.9%, including $1.2 million in compensation expense for restricted stock awards granted in December 2007.  Excluding the RSA compensation expense, the operating margin would have been 39.7%.  In the year ago period, the operating margin was 35.9% after incurring $1.6 million of one-time expenses relating to the launch of The Gabelli Global Deal Fund.  Excluding the launch costs, our operating margin before management fee would have been 38.3% in the year ago quarter.

Other Income / (Expense)

Total other expense, net of interest expense, was ($5.7) million for the first quarter 2008 versus income (net of interest expense) of $10.2 million in the prior year’s quarter.

Given the amount of our investments that are exposed to interest rate risk, the following table shows the annualized impact on GAMCO’s interest income from a 100 basis point change:

Investment	Value at March 31, 2008	Impact of 1% Change in Interest Rate

	($ millions)
Money Market Funds	$276.2	$2.8
US Treasury Bills	80.6	0.8
Total	$356.8	$3.6

Business Highlights

•
On March 11, 2008, GAMCO’s Gabelli Funds, LLC assumed the role of investment advisor to the AXA Enterprise Mergers and Acquisitions Fund, a fund that has been sub-advised by GAMCO since the fund’s inception on February 28, 2001. The portfolio management team, which has managed the fund since inception, will remain the same. This transaction is expected to have a nominal positive effect on our future financial results.

•
The Board of Directors of The Gabelli Convertible and Income Securities Fund Inc. (NYSE: GCV) authorized the filing of a shelf registration of up to $100 million in preferred stock or debt securities, allowing for additional flexibility towards resolving the illiquidity that has occurred for holders of GCV’s auction rate preferred stock. GCV, whose primary investment objective is to seek a high level of total return through a combination of current income and capital appreciation, currently has approximately $50 million of preferred stock outstanding, $25 million of which is auction rate preferred stock, which the Board of GCV has authorized to be redeemed. At March 31, 2008, GCV had $142 million in total assets.

•
In March 2008, Gabelli & Company, Inc, our institutional equity research firm, held its 18th Annual Pump, Valve & Motor Symposium in New York City. The two-day research conference included interactive presentations from several leading manufacturers and suppliers of engineered pumps and valves, industrial instruments and precision motors.

•
Mark Yim, CFA, joined GAMCO in January 2008 as an analyst and portfolio manager for the Gabelli Japanese Value Fund and is also a member of GAMCO’s Global Growth Team. Prior to joining GAMCO, Mark was the principal of Cedar Tree Capital Management LLC and was formerly principal of Cameron Global Investments LLC, both Asia/Japan long-short hedge funds. Hailing from New Jersey, Mark graduated from Princeton University with an AB in Comparative Literature and subsequently earned an MBA in Finance at the University of Chicago.

•
Our liquid balance sheet, coupled with investment grade credit ratings from both Moody's and Standard & Poor's, provides access to financial markets and the flexibility to opportunistically add operating resources to our firm, repurchase our stock and consider strategic initiatives. As a result of GAMCO Investors, Inc.'s shelf registration in the third quarter 2006, we have the right to issue any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million.

Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

We ended the quarter with approximately $693.2 million in cash and investments, which is net of $5.2 million of cash and investments held by our consolidated investment partnerships.  This included approximately $111.7 million of our investments in The Gabelli Dividend & Income Trust, The Gabelli Global Deal Fund and Westwood Holdings Group, as well as other investments of $14.5 million, all classified as available for sale securities.

Our debt at March 31, 2008 consisted of $100 million of 5.5% senior notes due May 2013 and a $40.0 million 6% convertible note due August 2011.  We had cash and investments in securities, net of debt and minority interest, of $19.22 per share on March 31, 2008 compared with $18.01 per share on March 31, 2007. We caution that this metric, while correct from an accounting point of view, is not always the same as investors would view cash-on-hand.

Stockholders' equity was $507.9 million or $17.86 per share on March 31, 2008 compared to $501.3 million or $17.62 per share on December 31, 2007 and $467.5 million or $16.55 per share on March 31, 2007.

Shareholder Compensation

Dividends

On February 5, 2008, our Board of Directors declared a quarterly dividend of $0.03 per share to be paid on March 28, 2008 to shareholders of record on March 14, 2008.

On May 7, 2008, the Board of Directors approved the distribution to GAMCO shareholders of shares of common stock of Teton Advisors, Inc. owned by GAMCO.  Further details regarding the record date and distribution date will be provided as they are finalized.

GAMCO also announced that on May 7, 2008 its Board of Directors declared a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on June 27, 2008 to shareholders of record on June 13, 2008.

Stockholders’ Equity

Shares outstanding on March 31, 2008 were 28.4 million, the same as December 31, 2007 and above the 28.2 million shares outstanding on March 31, 2007.  Fully diluted shares outstanding for the first quarter of 2008 were 29.0 million, slightly below both fourth quarter 2007’s level of 29.1 million and first quarter 2007’s level of 29.2 million.

On December 7, 2007, GAMCO granted 385,400 Restricted Stock Awards ("RSA") shares to our team members. Under the terms of the RSA, staff will vest 30% of their respective awards after 3 years of service and will vest 70% of their respective awards after 5 years of service.  In January, GAMCO filed a Form S-3 to allow Cascade Investments to liquefy any portion of the $50 million of convertible debentures it then held. On January 22, 2008, Cascade Investments converted $10 million of the convertible debentures into 188,697 GBL shares.

In the first quarter of 2008, we repurchased 208,589 shares at an average investment of $51.83 per share.  From April 1 through May 8, 2008, we repurchased an additional 52,936 shares of our class A common stock at an average investment of $45.83 per share.

On May 7, 2008, the Board of Directors authorized the repurchase of up to an additional 500,000 shares of its Class A Common Stock at such times, prices and amounts to be determined by the company.  After this additional authorization, there are approximately 1,100,000 shares authorized for repurchase under GAMCO’s stock repurchase program.  To date, we have repurchased 5,117,583 class A common shares at an average investment of $40.28 per share since our buyback program was initiated in March 1999.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.	Cash and investments as adjusted have been computed as follows: (in millions)

	3/31/07	12/31/07	3/31/08
Cash and cash equivalents	$103.9	$168.3	$280.8
Investments (marketable securities)	458.8	358.3	281.6
Total cash and investments (marketable securities)	562.7	526.6	562.4
Net amounts receivable from/(payable to) brokers	(17.6)	32.6	9.8
Adjusted cash and investments (marketable securities)	545.1	559.2	572.2
Investments (available for sale)	126.1	134.5	126.2
Total adjusted cash and investments	$671.2	$693.7	$698.4

We believe adjusted cash and investments is a more useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable from/(payable to) brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period-end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the "Company") as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table IV.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows:

Table I:	Assets Under Management (millions)
Mutual Funds:	March 31, 2007	March 31, 2008	% Inc. (Dec.)	Adjusted % Inc. (Dec.) (a)
Open-end	$8,858	$9,459	6.8%	(1.3)%
Closed-end	6,188	5,762	(6.9)	(6.9)
Fixed Income	591	1,445	144.5	144.5
Total Mutual Funds	15,637	16,666	6.6	1.9
Institutional & PWM:
Equities: direct	10,587	9,746	(7.9)	(7.9)
“ sub-advisory	2,608	1,887	(27.6)	0.0
Fixed Income	49	2	(95.9)	(95.9)
Total Institutional & PWM	13,244	11,635	(12.1)	(7.1)
Investment Partnerships	477	396	(17.0)	(17.0)
Total Assets Under Management	$29,358	$28,697	(2.3	(2.3)

Equities	$28,718	$27,250	(5.1)	(5.1)
Fixed Income	640	1,447	126.1	126.1
Total Assets Under Management	$29,358	$28,697	(2.3)	(2.3)

Table II:	Assets Under Management By Quarter (millions)
							% Increase/(decrease)
Mutual Funds	3/07	6/07	9/07	12/07	3/08		12/07	12/07 (a)
Open-end	$8,858	$9,529	$9,866	$9,774	$9,459	(b)	(3.2)%	(8.9)%
Closed-end	6,188	6,412	6,443	6,341	5,762		(9.1)	(9.1)
Fixed income	591	684	1,048	1,122	1,445		28.8	28.8
Total Mutual Funds	15,637	16,625	17,357	17,237	16,666		(3.3)	(6.6)
Institutional & PWM:
Equities: direct	10,587	11,116	11,266	10,708	9,746		(9.0)	(9.0)
“ sub-advisory	2,608	2,383	2,494	2,584	1,887	(b)	(27.0)	(4.7)
Fixed Income	49	21	27	24	2		(91.7)	(91.7)
Total Institutional & PWM	13,244	13,520	13,787	13,316	11,635		(12.6)	(8.5)
Investment Partnerships	477	486	491	460	396		(13.9)	(13.9)
Total Assets Under Management	$29,358	$30,631	$31,635	$31,013	$28,697		(7.5)	(7.5)

Table III:	Fund Flows – 1st Quarter 2008 (millions)
	December 31, 2007	Adjustments (b)	Net Cash Flows	Market Appreciation / (Depreciation)	March 31, 2008
Mutual Funds:
Equities	$16,115	$415	$9	$(1,318)	$15,221
Fixed Income	1,122	-	311	12	1,445
Total Mutual Funds	17,237	415	320	(1,306)	16,666
Institutional & PWM
Equities: direct	10,708	-	130	(1,092)	9,746
“ sub-advisory	2,584	(415)	(91)	(191)	1,887
Fixed Income	24	-	(22)	-	2
Total Institutional & PWM	13,316	(415)	17	(1,283)	11,635

Investment Partnerships	460	-	(59)	(5)	396
Total Assets Under Management	$31,013	$-	$278	$(2,594)	$28,697

(a) Adjusted for reclassification. Reclass is Enterprise Mergers & Acquisitions Fund to open-end equity for the quarters ended March 31, 2007 and December 31, 2007 from institutional sub-advisory.
(b) $415 million is related to the change of the Enterprise Mergers and Acquisitions Fund from Institutional sub-advisory to Mutual Fund advisory.

Table IV

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,
	2007	2008	% Inc. (Dec.)

Revenues	$66,606	$66,548	(0.1)%
Expenses	42,694	41,310	(3.2)

Operating income before management fee	23,912	25,238	5.5

Investment income / (loss)	13,572	(3,615)	(126.6)
Interest expense	(3,380)	(2,067)	(38.8)
Other income/(expense), net	10,192	(5,682)	(155.7)

Income before management fee, income taxes and minority interest	34,104	19,556	(42.7)
Management fee	3,401	1,981	(41.8)
Income before income taxes and minority interest	30,703	17,575	(42.8)
Income taxes	11,207	7,326	(34.6)
Minority interest	332	(237)	(171.4)
Net income	$19,164	$10,486	(45.3)

Net income per share:
Basic	$0.68	$0.37	(45.2)

Diluted	$0.67	$0.37	(44.3)

Weighted average shares outstanding:
Basic	28,228	28,175	(0.2)

Diluted	29,196	29,031	(0.6)

Reconciliation of Non-GAAP Financial Measures to GAAP:
Operating income before management fee	$23,912	$25,238
Deduct: management fee	3,401	1,981
Operating income	$20,511	$23,257
Operating margin before management fee	35.9%	37.9%
Operating margin after management fee	30.8%	34.9%

Table VI
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	2007					2008
	1st	2nd	3rd	4th	Full-Year	1st	Year-to-
	Quarter	Quarter	Quarter	Quarter		Quarter	Date
Income Statement Data:
Revenues	$66,606	$68,277	$68,469	$89,017	$292,369	$66,548	$66,548

Expenses	42,694	47,660	37,828	46,557	174,739	41,310	41,310

Operating income before management fee	23,912	20,617	30,641	42,460	117,630	25,238	25,238

Investment income / (loss)	13,572	17,359	7,324	389	38,644	(3,615)	(3,615)
Interest expense	(3,380)	(3,329)	(2,828)	(2,428)	(11,965)	(2,067)	(2,067)
Other income, net	10,192	14,030	4,496	(2,039)	26,679	(5,682)	(5,682)

Income before management fee, income taxes and minority interest	34,104	34,647	35,137	40,421	144,309	19,556	19,556

Management fee	3,401	3,449	3,541	4,072	14,463	1,981	1,981

Income before income taxes and minority interest	30,703	31,198	31,596	36,349	129,846	17,575	17,575

Income taxes	11,207	12,856	13,340	12,145	49,548	7,326	7,326
Minority interest	332	345	(81)	133	729	(237)	(237)

Net income	$19,164	$17,997	$18,337	$24,071	$79,569	$10,486	$10,486

Net income per share:
Basic	$0.68	$0.64	$0.65	$0.86	$2.83	$0.37	$0.37

Diluted	$0.67	$0.63	$0.64	$0.84	$2.79	$0.37	$0.37

Weighted average shares outstanding:
Basic	28,228	28,160	28,106	28,077	28,142	28,175	28,175

Diluted	29,196	29,147	29,099	29,075	29,129	29,031	29,031

Reconciliation of Non-GAAP
Financial measures to GAAP:
Operating income before management fee	$23,912	$20,617	$30,641	$42,460	$117,630	$25,238	$25,238
Deduct: management fee	3,401	3,449	3,541	4,072	14,463	1,981	1,981
Operating income	$20,511	$17,168	$27,100	$38,388	$103,167	$23,257	$23,257
Operating margin before management fee	35.9%	30.2%	44.8%	47.7%	40.2%	37.9%	37.9%
Operating margin after management fee	30.8%	25.1%	39.6%	43.1%	35.3%	34.9%	34.9%

Table VII

GAMCO INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 (dollars in thousands, except per share data)

	December 31,	March 31,	March 31,
	2007	2008	2007	(A)
		(unaudited)	(unaudited)
ASSETS

Cash and cash equivalents	$168,319	$280,796	$103,882
Investments	495,008	410,979	600,873
Receivable from brokers	40,145	15,186	22,794
Other receivables	42,665	26,383	27,594
Other assets	11,443	15,681	12,329

Total assets	$757,580	$749,025	$767,472

LIABILITIES AND STOCKHOLDERS' EQUITY

Payable to brokers	$7,562	$5,421	$40,441
Income taxes payable	17,539	12,747	7,751
Compensation payable	25,362	30,278	37,942
Securities sold short, not yet purchased	2,229	3,110	15,925
Accrued expenses and other liabilities	41,335	37,407	34,362
Total operating liabilities	94,027	88,963	136,421

5.5% Senior notes (due May 15, 2013)	100,000	100,000	100,000
6% Convertible note (due August 14, 2011) (B)	49,608	39,706	49,537
Total debt	149,608	139,706	149,537
Total liabilities	243,635	228,669	285,958

Minority interest	12,630	12,494	14,026

Stockholders' equity	501,315	507,862	467,488

Total liabilities and stockholders' equity	$757,580	$749,025	$767,472

(A)	As restated to reflect the reversal of certain previously-accrued expenses for compensation in investment partnerships.

(B) $50 million outstanding at March 31, 2007 and December 31, 2007. $40 million outstanding at March 31, 2008.